IDENTIVE GROUP TO ACQUIRE SMARTAG

Acquisition further strengthens core RFID technology, expands UHF product line and adds manufacturing capacity

SANTA ANA, Calif., ISMANING, Germany and Singapore, November 1, 2010 – Identive Group, Inc. (NASDAQ: INVE; Frankfurt Stock Exchange: INV), a provider of products, services and solutions for the security, identification and RFID industries, today announced that it has entered into an agreement with the France-based Group FCI SA to acquire FCI’s Smartag subsidiary, a Singapore-based manufacturer of RFID inlays and inlay applications, as well as an associated portfolio of RFID and related patents and other intellectual property. The transaction is expected to close during November 2010, subject to customary closing terms and conditions.

Smartag specializes in high performance design and production of high frequency (HF) and ultra high frequency (UHF) RFID transponders and inlay-based solutions including labels and tags used for asset tracking, cards and stickers used for e-payment and ticketing transactions, and NFC labels used to enable secure payments with mobile devices. Smartag’s ability to utilize multiple antenna technologies and designs allows them significant versatility in customizing solutions for different applications.

“Smartag is a perfect fit for Identive; it complements our European-based transponders and components business with similar capabilities in Singapore, opening up new opportunities and channels in the Asia Pacific market while adding needed manufacturing capacity to our group,” said Ayman S. Ashour, chairman and chief executive officer of Identive Group. “Having two manufacturing sites in different key markets gives us additional flexibility and the increased capacity will also help fuel our growth in emerging technologies such as RFID-based cashless payments, where our solutions are experiencing rapid growth.”

”We are pleased with this announcement, which will position Smartag in the right context for executing on its growth strategy. We believe that Identive is a very good partner with a strong RFID expertise and focus which will enable Smartag to develop its full potential,” said Christophe Duverne, corporate vice president and general manager of FCI Microconnections. “We wish the Smartag team success with this next step in their development.”

“We are excited to join the Identive Group, which has a strong focus on the RFID industry. We have known the Identive team for many years and are pleased to be joining them as colleagues,” said Tian Siong Lian, co-founder of Smartag. “I take the opportunity to thank the FCI group which was very supportive during the last three years and gave Smartag a global exposure.”

About Identive Group

Identive Group, Inc. (NASDAQ: INVE; Frankfurt Stock Exchange: INV) is an international technology company focused on building the world’s signature group in secure identification-based technologies. The businesses within Identive Group have deep industry expertise and are well-known global brands in their individual markets, providing leading-edge products and solutions in the areas of physical and logical access control, identity management and RFID systems to governments, commercial and industrial enterprises and consumers. Identive’s growth model is based on a combination of strong technology-driven organic growth from the businesses within the group and disciplined acquisitive development. For additional info visit: www.identive-group.com.

About FCI

With operations in 30 countries, FCI is a leading manufacturer of connectors. Our 13,600 employees are committed to providing customers with high-quality, innovative products for a wide range of consumer and industrial applications. For more information visit: www.fci.com.

About Smartag

Smartag is a leading producer of HF and UHF RFID inlays and smart tags. The company is specialized in the production of customized and form-adapted inlays used for labeling high value and security relevant goods. For additional information visit: www.smartag.sg.

Contacts:
Darby Dye	Rudy Barrio (Investors)
+1 949 553-4251	+1 212 691 8087
ddye@identive-group.com	r.barrio@allencaron.com

Fabien Nestmann	Len Hall (Media)
+49 89 9595 5544	+1 949 474 4300
fnestmann@identive-group.com	len@allencaron.com